GSI Technology, Inc. Reports Third-Quarter Fiscal 2013 Results

SUNNYVALE, CA -- (Marketwire - January 31, 2013) - GSI Technology, Inc. (NASDAQ: GSIT) reported net income of $844,000, or $0.03 per diluted share, on net revenues of $17.5 million for its third fiscal quarter ended December 31, 2012, compared to net income of $991,000, or $0.03 per diluted share, on net revenues of $20.0 million in the comparable period a year ago. In the prior quarter ended September 30, 2012, the Company earned $1.1 million, or $0.04 per diluted share, on net revenues of $16.0 million.

For the nine months ended December 31, 2012, net income was $2.9 million, or $0.10 per diluted share, on net revenues of $50.3 million, compared to net income of $5.9 million, or $0.20 per diluted share, on net revenues of $63.8 million in the first nine months of fiscal 2012; gross margin was 42.4% compared to 43.9% in the comparable period of fiscal 2012.

Lee-Lean Shu, Chairman and Chief Executive Officer, noted that our net revenues were somewhat higher than the $15 million to $16 million we had projected early in the third quarter, due primarily to higher-than-anticipated shipments to military customers and stronger than expected sales to Cisco Systems, our largest customer. "On the other hand," said Shu, "our third-quarter gross margin of 41.9%, compared to 43.9% a year ago and 45.0% in the prior quarter, was slightly lower than our guidance of approximately 43%.

"These results point once again to the difficulty we face in accurately forecasting both revenues and margins. Orders from military customers, for example, can vary widely from quarter to quarter. And because we are known for our unusually short lead times, typically six weeks or less, a number of our customers -- who face much the same challenges in forecasting that we do -- effectively rely on us to help manage their inventories. Our gross margins, in turn, can reflect unanticipated shifts in volumes and product mix.

"Moreover, as we have previously noted, our net revenues in recent quarters have been adversely affected by uncertainty surrounding our pending patent infringement litigation with Cypress Semiconductor Corporation. Even more telling has been the bottom-line effect of litigation-related expenses, primarily those associated with the pending ITC proceeding, that to date have exceeded $11 million. As we previously announced, the administrative law judge handling the ITC case issued his initial determination on October 25, 2012 finding no infringement of the Cypress patents by the accused GSI products. Although the ITC has granted review of the judge's initial determination (and remanded the case to the judge to consider our further claims that the patents are invalid and unenforceable), we believe that the full ITC will uphold the judge's favorable determination, with a final ruling now expected in June. Legal expenses could again become substantial, depending on the final outcome of the ITC proceeding and whether Cypress chooses to proceed with other patent litigation which has been stayed during the ITC proceeding. Whatever the outcome of the patent litigation with Cypress, we will continue to incur legal expenses (although to a lesser extent) as we pursue our antitrust lawsuit against Cypress in which we have alleged that Cypress has conspired to monopolize the market for high-performance SRAMs."

Third-quarter direct and indirect sales to Cisco Systems were $6.5 million, or 37.0% of net revenues, compared to $4.9 million, or 30.6% of net revenues, in the prior quarter, and $9.9 million, or 49.5% of net revenues, in the same period a year ago. Military/defense sales were 11.0% of shipments compared to 7.4% of shipments in the prior quarter and 6.3% of shipments in the comparable period a year ago. SigmaQuad sales were 33.7% of shipments compared to 33.9% in the prior quarter and 32.1% in the third quarter of fiscal 2012.

Research and development expenses of $2.9 million were unchanged from the prior quarter and slightly higher than the $2.6 million reported a year ago. Selling, general and administrative expenses were $3.9 million compared to $2.8 million in the prior quarter and $5.5 million in the third quarter of fiscal 2012. Included in SG&A during these periods were, respectively, $1.1 million, $323,000, and $2.9 million in litigation-related expenses. Total operating expenses were $6.7 million compared to $5.7 million in the prior quarter and $8.1 million a year ago.

Third-quarter fiscal 2013 operating income was $595,000, or 3.4% of net revenues, compared to $1.5 million, or 9.4% of net revenues, in the prior quarter and $687,000, or 3.4% of net revenues, a year ago.

Third-quarter 2013 net income included interest and other income of $109,000 and a tax benefit of $140,000, compared to $157,000 in interest and other income and a tax benefit of $147,000 a year ago; in the prior quarter, net income included $131,000 in interest and other income and a provision for income taxes of $505,000.

Total third-quarter pre-tax stock-based compensation expense was $565,000 compared to $560,000 in the prior quarter and $532,000 in the comparable quarter a year ago. For the nine-month periods, total pre-tax stock-based compensation was $1.7 million in fiscal 2013 compared to $1.6 million in fiscal 2012.

At December 31, 2012, the Company had $65.6 million in cash, cash equivalents and short-term investments, $31.6 million in long-term investments, $87.8 million in working capital, no debt, and stockholders' equity of $130.4 million.

Stock Repurchase Program
On November 6, 2008, the Board of Directors authorized the repurchase, at management's discretion, of up to $10 million of the Company's common stock. On January 26, 2012, the Board of Directors adopted a new program authorizing the repurchase of up to an additional $10 million of common stock. Under the expanded repurchase program, the Company may repurchase shares from time to time on the open market or in private transactions. The specific timing and amount of the repurchases will be dependent on market conditions, securities law limitations and other factors. The repurchase program may be suspended or terminated at any time without prior notice. During the quarter ended December 31, 2012, the Company repurchased 97,438 shares at an average cost of $4.84 per share. To date, the Company has repurchased a total of 3,631,230 shares at an average cost of $3.89 per share for a total cost of $14.1 million.

Outlook for Fourth-Quarter Fiscal 2013
We currently expect net revenues in the fourth quarter of fiscal 2013 to be in the range of $15.6 million to $16.6 million, with gross margin of approximately 43%.

Conference Call
GSI Technology will review its financial results for the quarter ended December 31, 2012 and discuss its current business outlook during a conference call at 1:30 p.m. Pacific (4:30 p.m. Eastern) today, January 31, 2013. To listen to the teleconference, please call toll-free 888-437-9445 approximately 10 minutes prior to the start time and provide conference ID 3438787. You may also listen to the teleconference live via the Internet at www.gsitechnology.com, where it will be archived.

About GSI Technology
Founded in 1995, GSI Technology, Inc. is a leading provider of high-performance static random access memory, or SRAM, products primarily incorporated in networking and telecommunications equipment. Headquartered in Sunnyvale, California, GSI Technology is ISO 9001 certified and has worldwide factory and sales locations. For more information, please visit www.gsitechnology.com.

Forward-Looking Statements
The statements contained in this press release that are not purely historical are forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, including statements regarding GSI Technology's expectations, beliefs, intentions, or strategies regarding the future. All forward-looking statements included in this press release are based upon information available to GSI Technology as of the date hereof, and GSI Technology assumes no obligation to update any such forward-looking statements. Forward-looking statements involve a variety of risks and uncertainties, which could cause actual results to differ materially from those projected. These risks include those associated with fluctuations in GSI Technology's operating results; GSI Technology's historical dependence on sales to a limited number of customers and fluctuations in the mix of customers and products in any period; the rapidly evolving markets for GSI Technology's products and uncertainty regarding the development of these markets; the need to develop and introduce new products to offset the historical decline in the average unit selling price of GSI Technology's products; the challenges of rapid growth followed by periods of contraction; intensive competition; and the patent infringement litigation currently pending against the Company, including the costs associated with the defense of the litigation. Further information regarding these and other risks relating to GSI Technology's business is contained in the Company's filings with the Securities and Exchange Commission, including those factors discussed under the caption "Risk Factors" in such filings.

(financial tables follow)

                            GSI TECHNOLOGY, INC.
               CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                    (in thousands, except per share data)
                                 (Unaudited)

                                Three Months Ended        Nine Months Ended
                           ----------------------------  -------------------
                           Dec. 31,  Sept. 30, Dec. 31,   Dec. 31,  Dec. 31,
                             2012       2012     2011       2012      2011
                           --------  --------- --------  --------- ---------

Net revenues               $ 17,514  $  16,010 $ 19,975  $  50,307 $  63,806
Cost of goods sold           10,170      8,806   11,208     28,994    35,804
                           --------  --------- --------  --------- ---------

Gross profit                  7,344      7,204    8,767     21,313    28,002
                           --------  --------- --------  --------- ---------

Operating expenses:

   Research & development     2,858      2,872    2,627      8,568     7,964
   Selling, general and
    administrative            3,891      2,826    5,453      9,764    13,299
                           --------  --------- --------  --------- ---------
      Total operating
       expenses               6,749      5,698    8,080     18,332    21,263
                           --------  --------- --------  --------- ---------

Operating income                595      1,506      687      2,981     6,739

Interest and other income,
 net                            109        131      157        376       402
                           --------  --------- --------  --------- ---------

Income before income taxes      704      1,637      844      3,357     7,141
Provision (benefit) for
 income taxes                  (140)       505     (147)       461     1,214
                           --------  --------- --------  --------- ---------
Net income                 $    844  $   1,132 $    991  $   2,896 $   5,927
                           ========  ========= ========  ========= =========

Net income per share,
 basic                     $   0.03  $    0.04 $   0.03  $    0.11 $    0.21
Net income per share,
 diluted                   $   0.03  $    0.04 $   0.03  $    0.10 $    0.20

Weighted-average shares
 used in computing per
 share amounts:

Basic                        26,963     27,133   28,504     27,152    28,713
Diluted                      27,987     27,929   29,189     27,957    29,861

Stock-based compensation included in the Condensed Consolidated Statements of Operations:

                                 Three Months Ended       Nine Months Ended
                           ----------------------------- -------------------
                            Dec. 31, Sept. 30,  Dec. 31,  Dec. 31,  Dec. 31,
                              2012      2012      2011      2012      2011
                           --------- --------- --------- --------- ---------

Cost of goods sold         $      68 $      87 $      79 $     245 $     237
Research & development           287       291       275       861       787
Selling, general and
 administrative                  210       182       178       582       533
                           --------- --------- --------- --------- ---------
                           $     565 $     560 $     532 $   1,688 $   1,557
                           ========= ========= ========= ========= =========

Litigation related expenses included in the Condensed Consolidated
 Statements of Operations:

                                 Three Months Ended       Nine Months Ended
                           ----------------------------- -------------------
                            Dec. 31, Sept. 30,  Dec. 31,  Dec. 31,  Dec. 31,
                              2012      2012      2011      2012      2011
                           --------- --------- --------- --------- ---------

Selling, general and
 administrative            $   1,061 $     323 $   2,933 $   1,839 $   5,673

                            GSI TECHNOLOGY, INC.
                    CONDENSED CONSOLIDATED BALANCE SHEETS
                               (in thousands)
                                 (Unaudited)

                                                  December 31,   March 31,
                                                      2012          2012
                                                 ------------- -------------
Cash and cash equivalents                        $      32,596 $      31,634
Short-term investments                                  33,053        27,044
Accounts receivable                                      8,662        10,579
Inventory                                               15,188        16,725
Other current assets                                     7,846         9,205
Net property and equipment                              11,224        12,806
Long-term investments                                   31,627        33,497
Other assets                                             1,857         1,627
                                                 ------------- -------------
Total assets                                     $     142,053 $     143,117
                                                 ============= =============

Current liabilities                              $       9,577 $      12,503
Long-term liabilities                                    2,111         1,835
Stockholders' equity                                   130,365       128,779
                                                 ------------- -------------
Total liabilities and stockholders' equity       $     142,053 $     143,117
                                                 ============= =============

Contacts:
Douglas M. Schirle
Chief Financial Officer
408-331-9802

Philip Bourdillon/Gene Heller
Silverman Heller Associates
310-208-2550